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                                                                    EXHIBIT 3.14


                              AMENDMENT TO BY-LAWS
                       OF AUTHENTIC FITNESS ON-LINE, INC.
  adopted by the Board of Authentic Fitness On-Line, Inc. as of July 9th, 2003


         Article VIII of the By-laws of the Corporation is amended to read in its entirety as follows:

                                  ARTICLE VIII
                                    OFFICERS

                           Section 1 The officers of the corporation shall be chosen by the board of directors and shall be a president, secretary and treasurer. Any person may hold two or more offices.

                           Section 2 The board of directors may elect a chief executive officer. If the board of directors has not elected a chief executive officer but has elected a chairman of the board of directors, the chairman of the board of directors shall serve concurrently as the chief executive officer. The president will report to the chief executive officer.

                           Section 3 The board of directors at its first meeting after each annual meeting of stockholders, or at any special meeting called for that purpose, shall choose a president, secretary and treasurer, none of whom need be a member of the board.

                           Section 4 In addition to a chief executive officer, from time to time the board of directors may appoint such other officers, including vice presidents, assistant secretaries and assistant treasurers, as it shall deem necessary or advisable, which officers shall hold office at the pleasure of the board and shall have such powers and duties as may be determined from time to time by the board.

                           Section 5 The salaries and other compensation of all officers and agents of the corporation shall be fixed by the board of directors.

                           Section 6 The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise shall be filled by the board of directors.


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                           Section 7 The chief executive officer, if any, shall
         be the highest ranking officer of the corporation, shall (in the absence of a chairman of the board) preside at all meetings of the stockholders and the board of directors, shall have general and active management and control of the business of the corporation, and shall see that all orders and resolutions of the board of directors are carried into effect.

                           Section 8 The president, subject to the supervision and control of the board of directors and the chief executive officer, if any, shall in general actively supervise the business and affairs of the corporation. In the absence or disability of the chief executive officer, the president shall perform the duties and exercise the powers of the chief executive officer. The president shall execute bonds, mortgages, and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall perform such other duties and have such other powers as the board of directors or the chief executive officer, if any, may from time to time prescribe.

                           Section 9 The vice president shall, in the absence or disability of the president, perform the duties and exercise the powers of the president and shall perform such other duties as the board of directors may from time to time prescribe. If there is more than one vice president, they shall act in the order designated by the board of directors or, in the absence of such designation, in the order designated by the president.

                           Section 10 The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of such meetings in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notices of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be. He shall keep in safe custody the seal of the corporation and, when authorized by the board of directors, affix the seal to any instrument requiring it and, when so affixed, it shall be attested by his signature or by the signature of the treasurer or an assistant secretary. The secretary shall be custodian of the record books, transfer books and stock ledgers, and such other books and papers as the board of directors or appropriate committee may direct.

                           Section 11 An assistant secretary shall, at the request of the secretary or in the absence or disability of the secretary, perform all the duties of the secretary. He shall perform the duties and exercise the


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         powers as the board of directors or the secretary may from time to time prescribe.

                           Section 11 Treasurer: The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all monies and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. He shall disburse the funds of the corporation as may be ordered by the board of directors taking proper vouchers for such disbursements, and shall render to the president and the board of directors, at the regular meetings of the board, or when the board of directors so requires, an account of all his transactions treasurer and of the financial condition of the corporation. If required by the board of directors, he shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation. If a chief financial officer of the corporation has not been appointed, the treasurer may be deemed the chief financial officer of the corporation.

                           Section 12 Assistant Treasurers: An assistant treasurer shall, at the request of the treasurer or in the absence or disability of the treasurer, perform all the duties of the treasurer. He shall perform the duties and exercise the powers as the board of directors or the treasurer may from time to time prescribe. If required by the board of directors, an assistant treasurer shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.


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